Exhibit 99.1

Press Release
January 25, 2016	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter and Full-Year 2015 Results

FORT WAYNE, INDIANA, January 25, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and full-year financial results.  Excluding non-cash goodwill and asset impairment charges related to the company’s metals recycling operations of $1.13 per diluted share, the company’s adjusted fourth quarter 2015 net income was $22 million, or $0.09 per diluted share, on net sales of $1.6 billion.  Including the non-cash impairment charges, the company reported a fourth quarter net loss of $253 million, or $1.04 per diluted share.

As a part of the company’s annual goodwill and indefinite-lived intangible asset assessment, it was determined that the fair market value of its metals recycling operations was less than its carrying value, due to the weak global scrap commodity outlook, as indicated in the company’s December 16, 2015 press release.  Upon completion of the final assessment, it was determined that the book value of the metals recycling segment was impaired, resulting in non-cash goodwill and other related asset impairment charges of $435 million.

Comparatively, prior year fourth quarter net sales were $2.5 billion, with adjusted net income of $97 million, or $0.40 per diluted share, which excluded the impact of non-cash asset impairment and purchase accounting charges of $0.59 per diluted share.  Sequential third quarter 2015 net sales were $2.0 billion, with net income of $61 million, or $0.25 per diluted share.

“The fourth quarter 2015 market environment was one of the most challenging in recent history for our steel and metals recycling operations,” said Mark D. Millett, Chief Executive Officer. “The domestic steel industry operated at production rates below 65 percent in November and December, representing the lowest levels this year caused by ongoing pressure from unfairly traded steel imports, customer destocking and seasonally lower demand.  Enabled by our diversified and value-added product portfolio, our steel operations were again able to maintain a higher than industry average production utilization rate at 73 percent for the fourth quarter 2015.  The automotive market remains strong and construction continues to show incremental improvement, as current industry forecasts suggest additional year-over-year growth in 2016.

“An important barometer for domestic steel consumption is the strength of the construction industry.  Historically, the construction industry has been the largest single domestic steel consuming sector, and it is continuing on an upward trend,” continued Millett.  “Steady demand in an otherwise typically seasonally slower quarter, coupled with market share growth related to our recent acquisition of additional deck assets, resulted in a 10 percent increase in fourth quarter 2015 fabrication shipments.  Order entry remains robust, reflecting the steady positive trend in the non-residential construction market.  Our fabrication operations recorded another strong financial outcome in the fourth quarter 2015, and achieved record annual 2015 operating income of $116 million—well over twice the previous record annual results of $52 million earned in 2014.

“Despite the macro-headwinds encountered during the fourth quarter, we generated strong cash flow from operations of $330 million.  Additionally, we generated record annual 2015 cash flow from operations of over $1.0 billion, and after fixed asset capital expenditures, recorded $924 million of free cash flow.  Including our revolver and available cash of $727 million, we achieved record liquidity of $1.9 billion at the end of the year, providing a firm financial foundation for growth”, concluded Millett.

Additional Fourth Quarter 2015 Comments

Although at levels somewhat lower than experienced earlier in the year, steel imports continued to flood the domestic market during the fourth quarter 2015.  Coupled with seasonally lower demand and buyer hesitancy related to uncertain raw material markets, steel and metals recycling shipments declined.  Fourth quarter 2015 operating income for the company’s steel operations decreased 47 percent to $67 million sequentially, due to a 12 percent decrease in shipments. In addition, average steel product pricing declined more than consumed raw material scrap costs, resulting in slight steel metal spread compression.  The fourth quarter 2015 average product selling price for the company’s steel operations decreased $51 to $614 per ton.  The average ferrous scrap cost per ton melted decreased $47 to $205 per ton.

Fourth quarter 2015 operating income attributable to the company’s sheet products decreased 43 percent when compared to the sequential third quarter.  The company’s flat roll metal spread decreased in the quarter as average pricing declined more than scrap costs, and quarterly shipments also decreased 10 percent.  Flat roll products, specifically commodity-grade hot roll, were the most severely impacted by high import volumes.  Operating income from long products decreased 47 percent, caused by average price declines and reduced shipments of 13 percent. The company’s steel production utilization rate declined to 73 percent for the fourth quarter 2015, which remains higher than the average U.S. domestic steel mill utilization rate, but lower than the company’s third quarter 2015 rate of 82 percent.

The company’s metals recycling operations recorded an adjusted fourth quarter 2015 operating loss of $16 million (excluding non-cash goodwill and asset impairment charges), compared to third quarter 2015 operating income of $463,000.  Based on lower domestic steel mill production utilization and traditional year-end steel mill scrap inventory reduction, fourth quarter 2015 ferrous scrap shipments declined 12 percent.  Additionally, sequential quarterly ferrous scrap pricing decreased substantially resulting in a 34 percent margin reduction.

The company’s fabrication operations continued to achieve strong financial performance. Fourth quarter 2015 operating income of $30 million was only surpassed by the sequential third quarter’s record of $37 million.  Sustained demand supported a 10 percent increase in quarterly shipments, which partially offset metal spread compression, as average product pricing declined more than raw material steel costs.

Full-Year 2015 Comparison

Despite record full-year fabrication and steel shipments (a function of including the company’s Columbus Flat Roll Division shipments for a full year in 2015), annual 2015 net sales were $7.6 billion compared to $8.8 billion in 2014, a decrease of 13 percent, based on significantly lower product pricing.  The dramatic drop in global commodity prices caused the average full-year 2015 selling price for the company’s metals recycling operations to decline over 36 percent year-over-year.  Additionally, due to sustained high levels of unfairly traded steel imports during the year, the average full-year 2015 selling price for the company’s steel operations decreased $152 per ton, or 18 percent.  As a result, annual 2015 revenues for the company’s metals recycling and steel operations fell $794 million and $338 million, respectively.  The average full-year 2015 ferrous scrap cost per ton melted decreased $105 to $255 per ton, resulting in meaningful metal spread compression.

Adjusted annual 2015 operating income was $398 million, with adjusted net income of $178 million, or $0.74 per diluted share, excluding non-cash asset impairment and other charges related to the company’s metals recycling and ferrous production operations and first quarter 2015 refinancing costs.  Including these charges, annual 2015 net loss was $130 million, or $0.54 per diluted share.  Comparatively, adjusted annual 2014 operating income was $612 million, with adjusted net income of $323 million, or $1.35 per diluted share, excluding charges related to the Minnesota asset impairment and Columbus acquisition.  Including these charges, annual 2014 net income was $157 million, or $0.67 per diluted share.

Outlook

“While underlying steel demand in certain market sectors remains steady and import levels have somewhat declined, the issue of unfairly traded steel imports persists”, said Millett.  “We believe that customer steel inventories have started to realign with current demand dynamics, and when combined with scrap price stabilization and moderating steel import volumes, presents an environment that could result in increased 2016 domestic steel production.  We continue to strengthen our financial position through strong cash flow generation, record liquidity, and the execution of our long-term strategy. We are uniquely, well-positioned for additional growth.  Customer focus, coupled with our market diversification and low-cost operating platforms, support our ability to not only maintain our best-in-class industry performance, but to also grow in a challenging environment,” concluded Millett.

Supplemental Quarterly Information (1)

	Fourth Quarter		Year to Date
	2015	2014	2015	2014	1Q 2015	2Q 2015	3Q 2015
	(Dollars in thousands)
External Net Sales
Steel	$1,091,029	$1,707,829	$5,203,512	$5,541,743	$1,385,419	$1,375,677	$1,351,387
Fabrication	182,884	191,044	673,374	631,750	161,023	154,513	174,954
Metals Recycling	270,625	525,546	1,433,003	2,226,827	425,596	391,210	345,572
Other	46,508	92,674	284,522	355,632	75,397	83,607	79,010
Consolidated	$1,591,046	$2,517,093	$7,594,411	$8,755,952	$2,047,435	$2,005,007	$1,950,923

Operating Income
Steel	$66,580	$216,773	$411,523	$692,212	$116,996	$101,212	$126,735
Fabrication	30,193	21,704	115,947	51,894	21,361	27,660	36,733
Metals Recycling	(444,547)	2,933	(432,264)	43,901	(480)	12,300	463
Operations	(347,774)	241,410	95,206	788,007	137,877	141,172	163,931

Non-cash Amortization of Intangible Assets	(6,178)	(6,918)	(25,312)	(27,551)	(6,323)	(6,493)	(6,318)
Profit Sharing Expense	(4,427)	(13,397)	(23,064)	(42,126)	(4,598)	(5,031)	(9,008)
Non-segment Operations	(22,764)	(302,255)	(119,614)	(398,010)	(27,185)	(52,089)	(17,576)
Consolidated Operating Income	(381,143)	(81,160)	(72,784)	320,320	99,771	77,559	131,029
Non-cash Asset Impairment Charges	428,500	260,000	428,500	260,000	—	—	—
Minnesota Idle & Non-cash Inventory Charges	—	5,732	33,167	5,732	—	33,167	—
Iron Dynamics Outage	—	—	9,403	—	—	9,403	—
Non-cash Purchase Accounting	—	10,916	—	25,965	—	—	—
Adjusted Operating Income (Loss) (2)	$47,357	$195,488	$398,286	$612,017	$99,771	$120,129	$131,029

External Shipments
Steel (In tons)	1,777,597	2,119,236	7,703,749	6,704,714	1,816,371	2,078,685	2,031,096
Steel Shipped to Internal Locations	167,921	210,589	624,401	653,652	132,649	163,723	160,108

Fabrication (In tons)	141,731	136,906	492,875	480,470	112,729	109,662	128,753
Metals Recycling
Nonferrous (In 000’s of pounds)	241,442	268,876	997,367	1,084,693	241,580	253,273	261,072
Ferrous (In gross tons)	564,868	693,832	2,384,288	2,892,461	642,080	626,264	551,076
Ferrous Scrap Shipped to Internal Steel Mills	629,543	631,505	2,755,218	2,673,777	590,921	731,491	803,263

Other Operating Information
Steel
Average External Sales Price (Per ton shipped)	$614	$806	$675	$827	$763	$662	$665
Average Ferrous Cost (Per ton melted)	$205	$346	$255	$360	$312	$255	$252
Flat Roll Shipments
Butler Division	601,502	759,059	2,539,399	2,917,259	579,493	721,115	637,289
Columbus Division (Acquired Sept 2014)	627,934	698,907	2,598,939	873,661	564,241	693,772	712,992
The Techs	149,358	163,570	667,661	714,158	145,934	182,239	190,130
Long Product Shipments
Structural and Rail Division-Structural	216,659	266,149	923,564	1,103,213	237,644	227,338	241,923
-Rail	55,775	64,190	261,545	221,722	66,708	74,912	64,150
Engineered Bar Products Division	99,257	172,769	509,083	646,731	156,366	120,559	132,901
Roanoke Bar Division	119,208	131,613	515,440	572,373	125,123	140,795	130,314
Steel of West Virginia	75,825	73,568	312,519	309,249	73,511	81,678	81,505
Total Steel Shipments (In tons)	1,945,518	2,329,825	8,328,150	7,358,366	1,949,020	2,242,408	2,191,204

Steel Production (In tons)	1,982,315	2,263,540	8,528,885	7,376,657	1,949,263	2,344,895	2,252,412

Fabrication
Average External Sales Price (Per ton shipped)	$1,290	$1,395	$1,366	$1,315	$1,428	$1,409	$1,359
Consolidated EBITDA
Earnings (Loss) Before Taxes	$(417,923)	$(124,467)	$(242,117)	$164,803	$40,492	$41,608	$93,706
Net Interest Expense	36,107	44,415	152,609	135,346	42,874	36,890	36,738
Depreciation	65,621	72,614	263,162	229,393	64,860	66,281	66,400
Amortization	6,178	6,918	25,312	27,551	6,323	6,493	6,318
Non-controlling Interest	3,077	51,015	14,859	65,374	3,807	6,225	1,750
EBITDA	(306,940)	50,495	213,825	622,467	158,356	157,497	204,912
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	435	(634)	2,580	(5,327)	3,215	(1,808)	738
Inventory Valuation	2,349	6,514	28,541	9,802	4,990	18,075	3,127
Asset Impairment Charges	428,500	213,453	428,500	213,453	—	—	—
Equity Based Compensation	9,947	8,478	28,835	22,972	7,199	6,356	5,333
Financing Expenses	—	—	3,326	—	3,326	—	—
Adjusted EBITDA	$134,291	$278,306	$705,607	$863,367	$177,086	$180,120	$214,110

(1)  Effective the third quarter 2015, our reporting segments are Steel, which includes our steel mills and finishing facilities as well as Iron Dynamics; Metals    Recycling, which consists solely of OmniSource: and Fabrication, which consists solely of New Millennium Building Systems. Minnesota operations is reflected in non-segment operations. All prior periods have been restated consistent with this new segment presentation.

(2) Amount excludes 4Q 2015 Metals Recycling goodwill, intangibles, and property, plant, and equipment impairments, 2Q 2015 expenses associated with the idled Minnesota Operations (amount includes non-controlling interests of approximately $4 million), the impact from the Q2 2015 Iron Dynamics planned furnace maintenance outage that generally is required once every 5 years, and the Q3 2014 impact of purchase accounting related to the Severstal Columbus acquisition.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and full-year 2015 operating and financial results on Tuesday, January 26, 2016, at 9:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investor Relations section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on January 31, 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.6 billion in 2015, approximately 7,500 employees, and manufacturing facilities primarily located throughout the United States (including six electric-arc-furnace steel mills, eight steel coating lines, an iron production facility, approximately 80 metals recycling locations and eight steel fabrication plants).

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Operating Income, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015

Net sales	$1,591,046	$2,517,093	$7,594,411	$8,755,952	$1,950,923
Costs of goods sold	1,446,839	2,225,469	6,862,693	7,789,741	1,722,197
Gross profit	144,207	291,624	731,718	966,211	228,726

Selling, general and administrative expenses	86,245	92,469	327,626	316,214	82,371
Profit sharing	4,427	13,397	23,064	42,126	9,008
Amortization of intangible assets	6,178	6,918	25,312	27,551	6,318
Asset impairment charges	428,500	260,000	428,500	260,000	—
Operating income (loss)	(381,143)	(81,160)	(72,784)	320,320	131,029

Interest expense, net of capitalized interest	36,616	44,740	153,950	137,263	37,084
Other expense (income), net	164	(1,433)	15,383	18,254	239
Income (loss) before income taxes	(417,923)	(124,467)	(242,117)	164,803	93,706

Income taxes (benefit)	(161,607)	(28,421)	(96,947)	73,153	34,839
Net income (loss)	(256,316)	(96,046)	(145,170)	91,650	58,867
Net loss attributable to noncontrolling interests	3,077	51,015	14,859	65,374	1,750
Net income (loss) attributable to Steel Dynamics, Inc.	$(253,239)	$(45,031)	$(130,311)	$157,024	$60,617

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$(1.04)	$(0.19)	$(0.54)	$0.68	$0.25

Weighted average common shares outstanding	242,558	240,870	242,017	232,547	242,074

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$(1.04)	$(0.19)	$(0.54)	$0.67	$0.25

Weighted average common shares and equivalents outstanding	242,558	240,870	242,017	242,078	243,822

Dividends declared per share	$0.1375	$0.1150	$0.5500	$0.4600	$0.1375

Note 1      Excludes the impact of common share equivalents outstanding for the three months ended December 31, 2015 and 2014, and the year ended December 31, 2015, because the impact on diluted loss per share is anti-dilutive.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and equivalents	$727,032	$361,363
Accounts receivable, net	613,605	902,825
Inventories	1,149,390	1,618,419
Other current assets	47,914	55,655
Total current assets	2,537,941	2,938,262

Property, plant and equipment, net	2,951,210	3,123,906

Restricted cash	19,565	19,312

Intangible assets, net	278,960	370,669

Goodwill	397,470	745,158

Other assets	16,936	35,852
Total assets	$6,202,082	$7,233,159

Liabilities and Equity
Current liabilities
Accounts payable	$283,355	$511,056
Income taxes payable	2,023	6,086
Accrued expenses	233,232	286,980
Current maturities of long-term debt	16,680	46,460
Total current liabilities	535,290	850,582

Long-term debt	2,577,976	2,935,389

Deferred income taxes	400,770	506,482
Other liabilities	16,595	18,839

Commitments and contingencies	—	—

Redeemable noncontrolling interests	126,340	126,340

Equity
Common stock	638	635
Treasury stock, at cost	(396,455)	(398,898)
Additional paid-in capital	1,110,253	1,083,435
Retained earnings	1,965,291	2,227,843
Total Steel Dynamics, Inc. equity	2,679,727	2,913,015
Noncontrolling interests	(134,616)	(117,488)
Total equity	2,545,111	2,795,527
Total liabilities and equity	$6,202,082	$7,233,159

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Operating activities:
Net income (loss)	$(256,316)	$(96,046)	$(145,170)	$91,650

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,289	81,359	294,595	263,325
Asset impairment charges	428,500	260,000	428,500	260,000
Equity-based compensation	2,372	(1,556)	22,604	14,016
Deferred income taxes	(145,537)	(17,254)	(99,323)	(25,042)
Changes in certain assets and liabilities:
Accounts receivable	189,006	155,500	311,302	(2,191)
Inventories	170,593	47,642	488,003	68,730
Accounts payable	(100,017)	(104,257)	(227,092)	(76,141)
Income taxes receivable/payable	(16,603)	(44,577)	12,706	(22,086)
Other assets and liabilities	(15,101)	38,770	(47,642)	45,311
Net cash provided by operating activities	330,186	319,581	1,038,483	617,572

Investing activities:
Purchase of property, plant and equipment	(28,043)	(28,879)	(114,501)	(111,785)
Acquisition of business, net of cash acquired	—	(21,986)	(45,000)	(1,669,449)
Other investing activities	3,690	(190)	9,874	33,967
Net cash used in investing activities	(24,353)	(51,055)	(149,627)	(1,747,267)

Financing activities:
Issuance of current and long-term debt	28,897	320,201	207,930	1,822,096
Repayment of current and long-term debt	(51,105)	(364,387)	(612,534)	(635,578)
Debt issuance costs	(608)	(4,199)	(608)	(22,219)
Exercise of stock options proceeds, including related tax effect	3,520	9,312	10,781	32,307
Contributions from (distributions to) noncontrolling investors, net	(7)	(39)	(1,187)	4,675
Dividends paid	(33,288)	(27,642)	(127,569)	(105,379)
Net cash provided by (used in) financing activities	(52,591)	(66,754)	(523,187)	1,095,902

Increase (decrease) in cash and equivalents	253,242	201,772	365,669	(33,793)
Cash and equivalents at beginning of period	473,790	159,591	361,363	395,156

Cash and equivalents at end of period	$727,032	$361,363	$727,032	$361,363

Supplemental disclosure information:
Cash paid for interest	$44,845	$13,787	$160,190	$114,310
Cash paid (received) for federal and state income taxes, net	$423	$34,103	$(9,898)	$120,521